Exhibit 3.2

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT OF SOLID BIOSCIENCES, LLC

This Amendment No. 1 (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement dated as of March 29, 2017 (the “Agreement”), of Solid Biosciences, LLC, a Delaware limited liability company (the “Company”), is entered into and shall be effective, as of October 26, 2017.

Whereas, the signatories hereto are parties to the Agreement and wish to amend the Agreement as hereinafter provided;

Now, therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Capitalized terms used herein without definition shall have the respective meanings specified therefor in the Agreement.

2.	The Senior Preferred Blended Issue Price defined in Article 1 of the Agreement is hereby changed to $10,832 per Senior Preferred Unit (as equitably adjusted for Unit splits, distributions of Units, Unit combinations or similar events).

3.	The Series 2 Senior Preferred Original Issue Price defined in Article 1 of the Agreement is hereby changed to $11.257 (subject to adjustment as provided in such definition).

4.	Section 3.4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Units Generally. Each Member’s limited liability company interests in the Company shall be represented by Units. Subject to Section 3.5, the total number of Units that the Company shall have authority to issue is 31,989,865 Units, classified as: (i) 2,500,000 Series 1 Senior Preferred Units (the “Series 1 Senior Preferred Units” and the Holders thereof, the “Series 1 Senior Preferred Members”); (ii) 4,886,000 Series 2 Senior Preferred Units (the “Series 2 Senior Preferred Units” and the Holders thereof, the “Series 2 Senior Preferred Members”); (iii) 4,414,356 Junior Preferred Units (the “Junior Preferred Units” and the Holders thereof, the “Junior Preferred Members”); (iv) 12,219,299 Series A Common Units (the “Series A Common Units” and the Holders thereof, the “Series A Common Members”); (v) 3,258,480 Series B Common Units (the “Series B Common Units” and the Holders thereof, the “Series B Common Members”); (vi) 1,635,916 Series C Common Units (the “Series C Common Units” and the Holders thereof, the “Series C Common Members”) and (vii) 3,075,814 Series D Common Units (the “Series D Common Units” and the Holders thereof, the “Series D Common Members”). The number of Units issued to each Member as of the date of this Agreement is set forth opposite its name on the List of Members. Unless otherwise determined by the Board, the Units do not need to be certificated.”

5.	Section 13.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 13.6. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by e-mail (with written confirmation of successful transmission); or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Solid Biosciences, LLC

161 First Street, 3rd Floor

Cambridge, MA 02142

E-mail:

Attention: Ilan Ganot

With a copy to:

Solid Biosciences, LLC

161 First Street, 3rd Floor

Cambridge, MA 02142

E-mail:

Attention: Daniel P. Finkelman

If to any Member, to the address of such Member set forth on the signature page hereto,”

6.	For the avoidance of doubt, the Members hereby agree and confirm that the definition of the term “New Securities” in Section 5.5(b) of the Agreement excludes all 4,886,000 Series 2 Senior Preferred Units.

7.	In all other respects, the Agreement shall continue in full force and effect and shall be unaffected by this Amendment,

In witness whereof, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date first written above.

Solid Biosciences, LLC

By:	/s/ Ilan Ganot
Name: Ilan Ganot
Title: Chief Executive Office

[MEMBER SIGNATURE PAGES OMITTED]